Exhibit 99.1

Match Group Reports Fourth Quarter and Full Year 2016 Results

Dallas, TX—January 31, 2017—Match Group (NASDAQ: MTCH) reported fourth quarter and full year 2016 financial results today and separately released an investor presentation which will be reviewed on the earnings conference call scheduled for 8:30 a.m. Eastern Time on February 1, 2017.  The investor presentation is available on the Investor Relations section of its website at http://ir.mtch.com.

“Match Group executed well in our first full year as a public company,” said Greg Blatt, Chairman and CEO.  “We had strong double digit revenue, operating income, Adjusted EBITDA and PMC growth, generally on track with our expectations at the time we went public.  As we roll into 2017, we’re confident we can maintain that momentum.”

Match Group is also announcing today that it has signed a definitive agreement to sell all of its Non-dating business, which operates under the umbrella of The Princeton Review, to ST Unitas, a global education technology company.  The transaction is expected to close in the first half of 2017.

“The Princeton Review is a great company,” said Mr. Blatt, “but it has become increasingly clear to us that its differences from our core dating businesses meaningfully exceed its similarities.  Accordingly, this transaction allows us to focus on businesses closer to home, while placing TPR in an environment where we expect to see our vision of an integrated, digital one-stop shop for students realized soon, albeit in different hands.”

Q4 2016 HIGHLIGHTS

•                  Average PMC grew 23% to 5.7 million over the prior year quarter led by continued strength at Tinder, Meetic and Pairs (in Japan), as well as from the acquisition of PlentyOfFish in October 2015.

•                  Tinder more than doubled ending PMC in 2016, growing from 0.8 million PMC at the end of 2015 to over 1.7 million PMC at the end of 2016.

•                  Dating revenue was $295 million, a 22% increase from the prior year quarter, while Dating Revenue, Excluding Foreign Exchange Effects (a non-GAAP measure) was $297 million.

•                  Dating operating income grew to $113 million, a 61% increase over the prior year quarter, while Dating Adjusted EBITDA grew to $128 million, a 28% increase over the prior year quarter.

•                  Operating income margin and Adjusted EBITDA margin for Dating improved to 38% and 43%, respectively, compared to 29% and 41%, respectively, in the prior year quarter.

•                  Dating ARPPU was $0.53 for the quarter, consistent with the prior year quarter.

•                  Operating cash flow for the year ended December 31, 2016 increased 12% to $234 million compared to 2015. Match Group ended the year with $254 million of cash and cash equivalents.

Key Financial and Operating Metrics

(In thousands, except EPS and ARPPU)	Q4 2016	Q4 2015	Change
Total Revenue	$319,677	$267,574	19%
Total Dating Revenue	$294,870	$241,477	22%
Operating Income	$111,298	$67,638	65%
Net Income	$73,811	$35,593	107%
Diluted EPS	$0.27	$0.16	69%
Adjusted EBITDA	$128,541	$99,312	29%
Adjusted Net Income	$78,038	$53,674	45%
Adjusted EPS	$0.29	$0.24	21%
Average PMC	5,697	4,613	23%
ARPPU	$0.53	$0.53	—%

See reconciliations of GAAP to non-GAAP measures starting on page 10.

Revenue

(In thousands)	Q4 2016	Q4 2015	Change
Direct Revenue:
North America	$174,490	$149,152	17%
International	106,698	77,612	37%
Total Direct Revenue	281,188	226,764	24%
Indirect Revenue	13,682	14,713	(7)%
Dating Revenue	294,870	241,477	22%
Non-dating Revenue	24,807	26,097	(5)%
Total Revenue	$319,677	$267,574	19%

Dating Average PMC

(In thousands)	Q4 2016	Q4 2015	Change
Dating Average PMC:
North America	3,363	2,916	15%
International	2,334	1,697	38%
Total Dating Average PMC	5,697	4,613	23%

Dating ARPPU

	Q4 2016	Q4 2015	Change
Dating ARPPU:
North America	$0.56	$0.56	1%
International	$0.49	$0.49	(1)%
Total Dating ARPPU	$0.53	$0.53	—%

We have adjusted the definition of ARPPU to exclude Direct Revenue from non-subscribers, which has grown during the current quarter.  This adjustment results in changes to previously disclosed ARPPU, which included non-subscriber revenues.  ARPPU is now defined as Direct Revenue from subscribers in the relevant measurement period (whether in the form of subscription payments or a la carte payments) divided by the Average PMC in such period divided by the number of calendar days in such period.

Operating Costs and Expenses

(In thousands)	Q4 2016	% of Revenue	Q4 2015	% of Revenue	Change
Cost of revenue	$62,561	20%	$46,870	18%	33%
Selling and marketing expense	72,168	23%	69,754	26%	3%
General and administrative expense	40,861	13%	54,554	20%	(25)%
Product development expense	20,719	6%	16,608	6%	25%
Depreciation	8,618	3%	6,179	2%	39%
Amortization of intangibles	3,452	1%	5,971	2%	(42)%
Total operating costs and expenses	$208,379	65%	$199,936	75%	4%

Operating costs and expenses were $208 million, or 65% of revenue, compared to $200 million, or 75% of revenue, for the prior year quarter.  The decline in selling and marketing expense, as a percentage of revenue, was primarily due to the product mix at Dating as it increasingly shifts toward brands with lower marketing spend.  The absolute increase in operating costs and expenses is primarily driven by in-app purchase fees included in “Cost of revenue,” increased employee costs, primarily related to the growth at Tinder, included in “Product development expense,” and increased depreciation.  These increases were partially offset by a (i) decrease in “General and administrative expense” due to income in the current year quarter of $6.5 million from acquisition-related contingent consideration fair value adjustments compared to expense of $0.4 million in the prior year quarter and lower stock-based compensation expense due to expense of $7.7 million in the prior year quarter related to the modification of certain equity awards and (ii) lower costs of $1.3 million compared to the prior year quarter related to the consolidation and streamlining of our technology systems and European operations at our Dating business.

Operating Income and Adjusted EBITDA

(In thousands)	Q4 2016	Q4 2015	Change
Dating operating income	$112,925	$70,084	61%
Non-dating operating loss	(1,627)	(2,446)	NM
Total Match Group operating income	$111,298	$67,638	65%
Dating operating income margin	38%	29%	9.3 pts
Total Match Group operating income margin	35%	25%	9.5 pts

Dating Adjusted EBITDA	$127,546	$99,491	28%
Non-dating Adjusted EBITDA	995	(179)	NM
Total Match Group Adjusted EBITDA	$128,541	$99,312	29%
Dating Adjusted EBITDA Margin	43%	41%	1.8 pts
Total Match Group Adjusted EBITDA Margin	40%	37%	2.9 pts

NM = Not meaningful

Operating income increased 65% and Adjusted EBITDA increased 29% over the prior year quarter as our revenue increased and a higher percentage of that revenue came from brands with lower marketing spend.  Additionally, we incurred lower costs of $1.3 million in Q4 2016 compared to the prior year quarter related to the consolidation and streamlining of our technology systems and European operations at our Dating business.  Operating income increased more than Adjusted EBITDA as a result of income in the current year quarter of $6.5 million from acquisition-related contingent consideration fair value adjustments compared to expense of $0.4 million in the prior year quarter and lower stock-based compensation expense due to the modification of certain equity awards in the prior year quarter.

OTHER ITEMS

Income Taxes

The effective income tax rates in Q4 2016 and Q4 2015 were 22% and 31%, respectively.  The Q4 2016 effective income tax rate is lower than the prior year quarter primarily due to an increase in foreign income taxed at lower rates, a reduction in deferred tax liabilities for a foreign tax law change, and the non-taxable gain on contingent consideration fair value adjustments.  The effective income tax rates for Adjusted Net Income in Q4 2016 and Q4 2015 were 24% and 31%, respectively.  The Q4 2016 effective income tax rate for Adjusted Net Income is lower than the prior year quarter primarily due to an increase in foreign income taxed at lower rates and a reduction in deferred tax liabilities for a foreign tax law change.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2016, Match Group had 255.7 million common and class B common shares outstanding.

In December 2016, the Company repaid $40 million on the Term Loan and repriced the remaining outstanding balance of $350 million to LIBOR plus 3.25%, with a LIBOR floor of 0.75% (previously, the terms were LIBOR plus 4.50%, with a LIBOR floor of 1.00%).

As of December 31, 2016, the Company had $254 million in cash and cash equivalents and had $1.2 billion of long-term debt.  The Company has a $500 million revolving credit facility.  The credit facility was undrawn as of December 31, 2016 and currently remains undrawn.

As of December 31, 2016, IAC’s ownership interest and voting interest in Match Group were 82.5% and 97.9%, respectively.

DILUTIVE SECURITIES

Match Group has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

	As of 1/27/2017	Dilution at:
Share Price	$17.50	$18.00	$19.00	$20.00	$21.00
Absolute Shares as of 1/27/2017	256.0	256.0	256.0	256.0	256.0
Vested Options and Awards
Subsidiary Equity Plans	11.5	11.2	10.6	10.0	9.6
Match Group Options	2.8	2.9	3.1	3.3	3.5
IAC Equity	0.2	0.2	0.2	0.2	0.2
Total Dilution - Vested Options and Awards	14.4	14.2	13.9	13.5	13.3
Unvested Options and Awards
Subsidiary Equity Plans	4.5	4.3	4.1	3.9	3.7
Match Group Options	2.7	2.9	3.3	3.7	4.0
Match Group RSUs	0.7	0.6	0.6	0.6	0.6
IAC Equity	0.1	0.1	0.1	0.1	0.1
Total Dilution - Unvested Options and Awards	7.9	8.0	8.1	8.3	8.4

Total Dilution	22.3	22.2	22.0	21.8	21.6
% Dilution	8.0%	8.0%	7.9%	7.8%	7.8%
Total Diluted Shares Outstanding	278.3	278.2	278.0	277.8	277.6

The dilution calculation above assumes that the proceeds from the exercise of Match Group options and the expected income tax benefits from all awards are used to repurchase Match Group shares, whether or not such repurchases actually occur.  This methodology differs from the treasury stock method used for GAAP because it: (i) excludes from the assumed proceeds the impact of future non-cash compensation of all unvested stock-based awards; (ii) includes in assumed proceeds the entire estimated tax benefit received upon the exercise of options or the vesting of restricted, performance-based and market-based stock awards rather than only the excess tax benefit; and (iii) includes the shares related to performance-based awards that are considered probable of vesting, if dilutive.  This reflects the way the Company’s management generally thinks about dilution and we believe it is the best reflection of the true economic costs of our equity compensation programs.

The Subsidiary Equity Plans line item includes stock options, stock appreciation rights and warrants denominated in the equity of Tinder and The Princeton Review.  These awards will ultimately be settled by granting shares of our common stock to the holders of the awards equal in value at the time of exercise to the spread on the awards, net of withholding taxes which will be paid in cash by Match Group at the time of settlement.  The IAC equity awards represent options, restricted stock units, and performance-based restricted stock units denominated in the shares of IAC which have been issued to employees of Match Group.  When exercised, IAC will settle the awards with shares of IAC and Match Group will issue additional shares to IAC as consideration.  The number of common shares reflected in the dilution table above reflects the current market price of IAC and our estimates of the fair value of Tinder and The Princeton Review, each at various market prices of our common stock.  The number of shares of our common stock ultimately required to settle these awards will fluctuate from the number of shares reflected in the table above based upon changes in our stock price, changes in IAC’s stock price, and any differences between the estimates of fair value of Tinder and The Princeton Review used to compute dilution in the table above and the ultimate fair values of these businesses determined in connection with any future liquidity events related to the associated equity awards.

CONFERENCE CALL

Match Group will audiocast a conference call to answer questions regarding its fourth quarter financial results on Wednesday, February 1, 2017 at 8:30 a.m. Eastern Time. This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Match Group’s business. The live audiocast will be open to the public at, and the investor presentation reviewing the results has been posted on, http://ir.mtch.com.

GAAP FINANCIAL STATEMENTS

MATCH GROUP CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(In thousands, except per share data)
Revenue	$319,677	$267,574	$1,222,526	$1,020,431
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	62,561	46,870	233,946	177,988
Selling and marketing expense	72,168	69,754	366,229	359,598
General and administrative expense	40,861	54,554	179,122	175,857
Product development expense	20,719	16,608	83,065	67,348
Depreciation	8,618	6,179	31,227	25,983
Amortization of intangibles	3,452	5,971	23,029	20,101
Total operating costs and expenses	208,379	199,936	916,618	826,875
Operating income	111,298	67,638	305,908	193,556
Interest expense - third party	(20,386)	(18,049)	(82,214)	(18,049)
Interest expense - related party	—	(1,130)	—	(8,009)
Other income, net	3,482	3,546	7,892	11,887
Earnings before income taxes	94,394	52,005	231,586	179,385
Income tax provision	(20,405)	(16,266)	(59,573)	(58,898)
Net earnings	73,989	35,739	172,013	120,487
Net earnings attributable to redeemable noncontrolling interests	(178)	(146)	(562)	(104)
Net earnings attributable to Match Group, Inc. shareholders	$73,811	$35,593	$171,451	$120,383

Net earnings per share attributable to Match Group, Inc. shareholders:
Basic	$0.29	$0.17	$0.68	$0.69
Diluted	$0.27	$0.16	$0.64	$0.65

Basic shares outstanding	255,116	207,576	251,522	174,784
Diluted shares outstanding	272,744	222,827	269,725	184,934

Stock-based compensation expense by function:
Cost of revenue	$354	$148	$1,447	$490
Selling and marketing expense	882	1,904	3,467	6,787
General and administrative expense	7,618	14,454	34,188	36,530
Product development expense	2,793	2,595	13,886	6,276
Total stock-based compensation expense	$11,647	$19,101	$52,988	$50,083

MATCH GROUP CONSOLIDATED BALANCE SHEET

	December 31, 2016	December 31, 2015
	(In thousands)
ASSETS
Cash and cash equivalents	$253,651	$88,173
Marketable securities	—	11,622
Accounts receivable, net	72,530	65,851
Other current assets	43,465	39,049
Total current assets	369,646	204,695
Property and equipment, net	69,728	48,067
Goodwill	1,280,843	1,292,775
Intangible assets, net	249,170	276,408
Long-term investments	55,355	55,569
Other non-current assets	23,936	31,878
TOTAL ASSETS	$2,048,678	$1,909,392

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current maturities of long-term debt	$—	$40,000
Accounts payable	10,824	25,767
Deferred revenue	184,010	169,321
Accrued expenses and other current liabilities	117,491	118,556
Total current liabilities	312,325	353,644
Long-term debt, net of current maturities	1,176,493	1,176,871
Income taxes payable	9,126	9,670
Deferred income taxes	25,339	34,947
Other long-term liabilities	22,811	49,542

Redeemable noncontrolling interest	6,062	5,907

Commitment and contingencies

SHAREHOLDERS’ EQUITY
Total Match Group, Inc. shareholders’ equity	496,522	278,811
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,048,678	$1,909,392

MATCH GROUP CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS

	Twelve Months Ended December 31,
	2016	2015
	(In thousands)
Cash flows from operating activities:
Net earnings	$172,013	$120,487
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	52,988	50,083
Depreciation	31,227	25,983
Amortization of intangibles	23,029	20,101
Excess tax benefits from stock-based awards	(29,680)	(38,384)
Deferred income taxes	(8,195)	(22,530)
Acquisition-related contingent consideration fair value adjustments	(9,197)	(11,056)
Other adjustments, net	(4,798)	(882)
Changes in assets and liabilities, excluding effects of acquisitions
Accounts receivable	(6,638)	(29,344)
Other assets	(2,393)	(11,281)
Accounts payable and accrued expenses and other current liabilities	(24,862)	31,716
Income taxes payable	23,997	36,377
Deferred revenue	16,615	37,812
Net cash provided by operating activities	234,106	209,082
Cash flows from investing activities:
Acquisitions, net of cash acquired	(2,533)	(611,324)
Capital expenditures	(48,903)	(29,156)
Proceeds from sale of a marketable security	11,716	—
Purchase of investment	(500)	—
Other, net	8,869	(8,382)
Net cash used in investing activities	(31,351)	(648,862)
Cash flows from financing activities:
Term Loan borrowings	—	788,000
Proceeds from Senior Notes offering	400,000	—
Principal payments on Term Loan	(450,000)	—
Debt issuance costs	(7,811)	(17,174)
Fees and expenses related to Note Exchange	—	(6,954)
Proceeds from initial public offering, net of fees and expenses	—	428,789
Cash dividend to IAC	—	(1,022,500)
Transfers to IAC in periods prior to the IPO	—	(86,012)
Capital contribution from IAC to partially fund the acquisition of PlentyOfFish	—	500,000
Repayment of related party debt	—	(182,509)
Issuance of common stock pursuant to stock-based awards, net of withholding taxes	9,548	—
Excess tax benefits from stock-based awards	29,680	38,384
Purchase of redeemable noncontrolling interests	(1,129)	(2,864)
Repurchase of stock-based awards	—	(23,431)
Acquisition-related contingent consideration payments	—	(5,510)
Other, net	(11,802)	—
Net cash (used in) provided by financing activities	(31,514)	408,219
Effect of exchange rate changes on cash and cash equivalents	(5,763)	(7,896)
Net increase (decrease) in cash and cash equivalents	165,478	(39,457)
Cash and cash equivalents at beginning of period	88,173	127,630
Cash and cash equivalents at end of period	$253,651	$88,173

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

MATCH GROUP RECONCILIATION OF OPERATING CASH FLOW TO FREE CASH FLOW

	Twelve Months Ended December 31,
(In millions)	2016	2015
Net cash provided by operating activities	$234.1	$209.1
Capital expenditures	(48.9)	(29.2)
Free Cash Flow	$185.2	$179.9

MATCH GROUP RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share data)	2016	2015	2016	2015
Net earnings attributable to Match Group, Inc. shareholders	$73,811	$35,593	$171,451	$120,383
Stock-based compensation expense	11,647	19,101	52,988	50,083
Amortization of intangibles	3,452	5,971	23,029	20,101
Acquisition-related contingent consideration fair value adjustments	(6,474)	423	(9,197)	(11,056)
Impact of income taxes and noncontrolling interests	(4,398)	(7,414)	(23,368)	(24,074)
Adjusted Net Income	$78,038	$53,674	$214,903	$155,437

GAAP Basic weighted average shares outstanding	255,116	207,576	251,522	174,784
Subsidiary denominated equity, stock options and RSUs, treasury method	17,628	15,251	18,203	10,150
GAAP Diluted weighted average shares outstanding	272,744	222,827	269,725	184,934
Impact of RSUs and other	801	406	780	207
Adjusted EPS weighted average shares outstanding	273,545	223,233	270,505	185,141

GAAP Diluted earnings per share	$0.27	$0.16	$0.64	$0.65
Adjusted EPS	$0.29	$0.24	$0.79	$0.84

For GAAP diluted EPS purposes, RSUs, including performance-based RSUs and market-based awards for which the applicable performance or market condition(s) have been met, are included on a treasury method basis.  For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding, including performance-based RSUs outstanding that the Company believes are probable of vesting.

MATCH GROUP RECONCILIATION OF SEGMENT GAAP MEASURE TO NON-GAAP MEASURE

	Three Months Ended December 31, 2016
	Operating Income (Loss)	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition- related Contingent Consideration Fair Value Adjustment	Adjusted EBITDA
	(In millions, rounding differences may occur)
Dating	$112.9	$11.6	$7.6	$1.9	$(6.5)	$127.5
Non-dating	(1.6)	0.1	1.0	1.5	—	1.0
Total	$111.3	$11.6	$8.6	$3.5	$(6.5)	$128.5

	Three Months Ended December 31, 2015
	Operating Income (Loss)	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition- related Contingent Consideration Fair Value Adjustment	Adjusted EBITDA
	(In millions, rounding differences may occur)
Dating	$70.1	$19.2	$5.5	$4.3	$0.4	$99.5
Non-dating	(2.4)	(0.1)	0.7	1.7	—	(0.2)
Total	$67.6	$19.1	$6.2	$6.0	$0.4	$99.3

	Twelve Months Ended December 31, 2016
	Operating Income (Loss)	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition- related Contingent Consideration Fair Value Adjustment	Adjusted EBITDA
	(In millions, rounding differences may occur)
Dating	$315.5	$52.4	$27.7	$16.9	$(9.2)	$403.4
Non-dating	(9.6)	0.6	3.5	6.1	—	0.6
Total	$305.9	$53.0	$31.2	$23.0	$(9.2)	$404.0

	Twelve Months Ended December 31, 2015
	Operating Income (Loss)	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition- related Contingent Consideration Fair Value Adjustment	Adjusted EBITDA
	(In millions, rounding differences may occur)
Dating	$213.0	$49.4	$19.8	$13.4	$(11.1)	$284.6
Non-dating	(19.4)	0.7	6.2	6.7	—	(5.9)
Total	$193.6	$50.1	$26.0	$20.1	$(11.1)	$278.7

MATCH GROUP RECONCILIATION OF SEGMENT GAAP MEASURE TO NON-GAAP MEASURE (CONTINUED)

(In thousands)	Q4 2016	Q4 2015
Dating revenue	$294,870	$241,477
Non-dating revenue	24,807	26,097
Total Match Group revenue	$319,677	$267,574

Dating operating income	$112,925	$70,084
Non-dating operating loss	(1,627)	(2,446)
Total Match Group operating income	$111,298	$67,638
Dating operating income margin	38%	29%
Total Match Group operating income margin	35%	25%

Dating Adjusted EBITDA	$127,546	$99,491
Non-dating Adjusted EBITDA	995	(179)
Total Match Group Adjusted EBITDA	$128,541	$99,312
Dating Adjusted EBITDA Margin	43%	41%
Total Match Group Adjusted EBITDA Margin	40%	37%

See preceding tables for reconciliation of segment operating income (loss) to segment Adjusted EBITDA.

MATCH GROUP RECONCILATION OF GAAP REVENUE TO NON-GAAP REVENUE, EXCLUDING FOREIGN EXCHANGE EFFECTS

	Three Months Ended December 31,
(In thousands)	2016	Change	% Change	2015
Dating revenue, as reported	$294,870	$53,393	22%	$241,477
Foreign exchange effects	2,593
Dating Revenue, Excluding Foreign Exchange Effects	$297,463	$55,986	23%	$241,477

Total revenue, as reported	$319,677	$52,103	19%	$267,574
Foreign exchange effects	2,593
Total Revenue, Excluding Foreign Exchange Effects	$322,270	$54,696	20%	$267,574

	Twelve Months Ended December 31,
	2016	Change	% Change	2015
Dating revenue, as reported	$1,118,110	$208,405	23%	$909,705
Foreign exchange effects	7,448
Dating Revenue, Excluding Foreign Exchange Effects	$1,125,558	$215,853	24%	$909,705

Total revenue, as reported	$1,222,526	$202,095	20%	$1,020,431
Foreign exchange effects	7,448
Total Revenue, Excluding Foreign Exchange Effects	$1,229,974	$209,543	21%	$1,020,431

MATCH GROUP’S PRINCIPLES OF FINANCIAL REPORTING

Match Group reports Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted EPS, Revenue, Excluding Foreign Exchange Effects and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe Adjusted EBITDA is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, and we believe that by excluding these items, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business, from which capital investments are made and debt is serviced. Adjusted EBITDA has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenues. We believe Adjusted EBITDA margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. Adjusted EBITDA margin corresponds more closely to the cash operating income margin generated from our business, from which capital investments are made and debt is serviced. Adjusted EBITDA margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to Match Group, Inc. shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) stock-based compensation expense, and (2) acquisition-related items consisting of (i) amortization of intangibles and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.  We believe Adjusted Net Income is useful to investors because it represents Match Group’s consolidated results taking into account depreciation, which management believes is an ongoing cost of doing business, as well as other charges that are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes. We include dilution from options in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which are treated on a treasury method, and performance-based RSUs, which are included for GAAP purposes only to the extent the applicable performance condition(s) have been met (assuming the end of the reporting period is the end of the contingency period), which increases shares outstanding for Adjusted EPS purposes.  Market-based awards are included in both GAAP and Adjusted EPS only to the extent that the market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Match Group’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges, which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses, and is computed in a manner that is generally consistent with management’s view of dilution.  Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Revenue, Excluding Foreign Exchange Effects is calculated by translating current period revenues using prior period exchange rates.  Revenue, excluding foreign exchange growth (expressed as a percentage), is calculated by determining the increase in current period revenues over prior period revenues where current period revenues are translated using prior period exchange rates.  We believe the impact of foreign exchange rates on Match Group, due to its global reach, may be an important factor in understanding period over period comparisons if movement in rates is significant.  International revenues are favorably impacted as the U.S. dollar weakens relative to other foreign currencies, and unfavorably impacted as the U.S dollar strengthens relative to other foreign currencies.  We believe the presentation of revenue excluding foreign exchange in addition to reported revenue helps improve the ability to understand Match Group’s performance because it excludes the impact of foreign currency volatility that is not indicative of Match Group’s core operating results.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants of stock options, RSUs, performance-based RSUs and market-based awards. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). We view the true cost of stock options, RSUs, performance-based RSUs and market-based awards as the dilution to our share base, and such awards are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS.  Upon the exercise of certain stock options and vesting of RSUs, performance-based RSUs and market-based awards, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax-withholding amount from its current funds.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, content, trade names, and technology, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Adjusted EBITDA and Adjusted EPS.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on February 1, 2017, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: competition, our ability to maintain user rates on our higher monetizing dating products, our ability to attract users to our dating products through cost-effective marketing and related efforts, foreign currency exchange rate fluctuations, our ability to distribute our dating products through third parties and offset related fees, the integrity and scalability of our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, risks relating to certain of our international operations and acquisitions and certain risks relating to our relationship with IAC/InterActiveCorp, among other risks. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this press release. Match Group does not undertake to update these forward-looking statements.

About Match Group

Match Group (NASDAQ: MTCH) is the world’s leading provider of dating products. We operate a portfolio of over 45 brands, including Match, Tinder, PlentyOfFish, Meetic, OkCupid, Pairs, Twoo, OurTime, BlackPeopleMeet and LoveScout24 (formerly known as FriendScout24), each designed to increase our users’ likelihood of finding a romantic connection. Through our portfolio of trusted brands, we provide tailored products to meet the varying preferences of our users. We currently offer our dating products in 42 languages across more than 190 countries. In addition to our dating business, we also operate The Princeton Review, which provides a variety of test preparation, academic tutoring and college counseling services.

Contact Us

Lance Barton

Match Group Investor Relations

(212) 314-7400

Matt David

Match Group Corporate Communications

(202) 507-1758

Match Group
8750 North Central Expressway, Dallas, TX 75231, (214) 576-9352  http://mtch.com